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                                                                   Exhibit 4.4

                       PRECISION OPTICS CORPORATION, INC.

                            Replacement Stock Option

         Stock Option granted by Precision Optics Corporation, Inc., a Massachusetts corporation (the "Company"), to Werner Thiel, (the "Optionee").

1.   GRANT OF OPTION.

         This certificate evidences the grant by the Company on July 13, 1995 to the Optionee of an option to purchase, in whole or in part, on the terms herein provided, a total of 48,000 shares of common stock of the Company (the "Shares") at $1.296875 per Share. The Final Exercise Date of this option is ten years from the date hereof.

2.   EXERCISE OF OPTION.

         This option is exercisable in full on and after the date hereof and prior to the Final Exercise Date; PROVIDED, HOWEVER, that in the event that the consulting agreement between the Company and the Optionee shall terminate prior to the vesting of any shares, then no additional shares shall be exercisable after such termination.

         Each election to exercise this option shall be in writing, signed by the Optionee or by his or her executor or administrator or the person or persons to whom this option is transferred by will or the applicable laws of descent and distribution (the "Legal Representative"), and received by the Company at its principal office, accompanied by this certificate, and payment in full as provided herein. The purchase price may be paid by delivery of (i) cash, certified check or cashier's check, bank draft, or money order payable to the order of the Company, (ii) common stock of the Company duly owned by the Optionee and for which the Optionee has good title, free of liens and encumbrances, having a fair market value on the day immediately preceding the date of exercise equal to the purchase price (and which, in the case of stock acquired from the Company, has been held by the Optionee for at least six months), (iii) the delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the purchase price, or (iv) by delivery of a combination of the foregoing, subject to the provisions herein. In the event that this option is exercised by the Optionee's Legal Representative, the Company shall be under no obligation to deliver Shares hereunder unless and until the Company is satisfied as to the authority of the person or persons exercising this option.

         The Optionee shall not have the rights of a stockholder with regard to awards under this grant except as to the Shares actually received by him under this grant.


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         The Company shall not be obligated to deliver any of the Shares (a)
until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, and (b) if the outstanding Stock is at the time listed on any stock exchange, until the Shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of issuance, and (c) until all other legal matters in connection with the issuance and delivery of such Shares have been approved by the Company's counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the option, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Shares bear an appropriate legend restricting transfer.

3.   APPLICATION OF STOCK TRANSFER AGREEMENT.

         If at the time when this option is exercised the Company is a party to any agreement restricting the transfer of any outstanding shares of its Stock, this option may be exercised only if the Shares so acquired are made subject to the transfer restrictions set forth in that agreement (or if more than one such agreement is then in effect, the agreement specified by the Board of Directors of the Company).

4.   NONTRANSFERABILITY OF OPTION.

         This option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution, and is exercisable during the Optionee's lifetime only by the Optionee.

5.   TERMINATION

         Upon the Optionee's death, all options held by the Optionee shall terminate to the extent not exercisable immediately prior to his death. The Legal Representative of the Optionee's estate shall have the right for a period of 90 days following the Optionee's death to exercise each such option to the extent it was exercisable immediately before the Optionee's death. At the end of the 90-day period, all such options shall terminate. The Company shall be under no obligation under this Section 5 until the Company is satisfied as to the authority of the person or persons seeking to exercise options hereunder.

6. MERGERS, ETC.

         In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company's outstanding Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company's assets, all outstanding options hereunder shall terminate.


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         IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

                                      PRECISION OPTICS CORPORATION, INC.

                                      By: /s/ Richard E. Forkey
                                         -----------------------------
                                         Richard E. Forkey
                                         President


Dated:  December 16, 1999

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